EXHIBIT 10.2

TERMINATION OF SHARE PURCHASE AGREEMENT

                This Termination of Share Purchase Agreement (this "Termination Agreement") is made and entered into as of October 22, 2001, by and between The Sumitomo Bank, Limited, a Japan corporation ("Sumitomo") and CPB Inc., a Hawaii corporation (the "Company").

RECITALS

                WHEREAS, the parties entered into that certain Share Purchase Agreement dated as of November 20, 1986 (the "Agreement") in order to maintain the Company's relationship with Sumitomo by providing Sumitomo with the opportunity to acquire securities of the Company on the same terms as of any securities of the Company issued to third parties and thus maintain 13.734% ownership of the Company;

                WHEREAS, pursuant to the Agreement, among other things, the Company agreed to (a) give written notice to Sumitomo prior to issuing or reissuing any and all securities of the Company and give Sumitomo a first right of refusal to purchase up to 13.734% of such securities, (b) give written notice to Sumitomo of grants of stock options pursuant to any employee incentive plan of the Company ("Employee Stock Notice") and, simultaneous with the Employee Stock Notice, issue to Sumitomo warrants to purchase stock of the Company that if exercised would bring Sumitomo's stock ownership up to 13.734% and (c) give written notice to Sumitomo of the exercise of any stock options issued pursuant to an employee incentive plan of the Company;

                WHEREAS, pursuant to the Agreement, the Company issued to Sumitomo certain warrants to purchase shares of common stock of the Company, $1.25 stated value, ("Common Stock"), including (a) a warrant, dated December 16, 1996, representing the right to purchase 74,680 shares of Common Stock (the "1996 Warrant") and (b) a warrant, Warrant No. 97-1, dated June 15, 1998, representing the right to purchase 40,343 shares of Common Stock (the "1998 Warrant"); and

                WHEREAS, Sumitomo is no longer a shareholder of the Company, and the parties desire to (a) terminate the Agreement, (b) cancel the 1996 Warrant, the 1998 Warrant and any and all other outstanding warrant(s) issued pursuant to the Agreement (collectively, with the 1996 Warrant and 1998 Warrant, the "Warrants") and (c) set forth their full and complete understanding and agreement with respect to the termination of the Agreement and the cancellation of the Warrants.

                NOW, THEREFORE, in the light of the foregoing facts and the mutual undertakings set forth herein and for the mutual reliance of the parties hereto, the parties hereby agree as follows:

AGREEMENT

                                1.             Termination of Agreement.  Notwithstanding any provisions to the contrary contained in the Agreement, and subject to the terms and conditions hereinafter set forth, the Agreement shall be terminated effective as of the date first above written.  Upon the effective date of termination of the Agreement, the parties shall thereafter be relieved and released from any further liability and obligation thereunder.

                                2.             Cancellation of Warrants.  Notwithstanding any provisions to the contrary contained in the Agreement and/or the Warrants, and subject to the terms and conditions hereinafter set forth, the Warrants shall be cancelled effective as of the date first above written.  Upon the effective date of cancellation of the Warrants, the Company shall thereafter be relieved and released from any further liability and obligation thereunder, and Sumitomo shall no longer be entitled to any rights thereunder.

                                3.             Governing Law.  This Termination Agreement is entered into and shall be performed in, and interpreted according to the laws of the State of Hawaii.

                                4.             Conflicts.  This Termination Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between the parties.

                                5.             Headings.  The descriptive headings of the several sections of this Termination Agreement are inserted for convenience only and do not constitute a part of this Termination Agreement.

                                6.             Counterparts.  This Termination Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to each of the other parties hereto.

                                7.             Entire Agreement.  This Termination Agreement constitutes the entire agreement between the parties hereto with respect to the termination of the Agreement and the cancellation of the Warrant, and supersedes all prior agreements and understandings, whether written or oral, between the parties with respect to the subject matter of this Termination Agreement.

                                8.             Successors.  This Termination Agreement shall be binding upon and inure to the benefit of the parties, their successors, and all persons hereafter having or holding an interest therein, whether as assignees or otherwise.

                                9.             Amendments.  This Termination Agreement may not be amended except by a written agreement that is signed by both parties.

                                IN WITNESS WHEREOF, the parties have executed this Termination Agreement as of the date first written above.

"SUMITOMO"		"COMPANY"

	/s/ Shuntaro Higashi		/s/ Naoaki Shibuya
By:	Shuntaro Higashi	By:	Naoaki Shibuya
Its:	Director and General Manager	Its:	President
Planning Department
International Banking Unit